UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 9, 2005

FIBERSTARS, INC.

(Exact name of registrant as specified in its charter)

California	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44259 Nobel Drive
Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 490-0719

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 9, 2005, the Compensation Committee of the Board of Directors of Fiberstars, Inc. (the “Company”) approved an increase in the base salary for Robert A. Connors from $166,000 to $191,000.  The Compensation Committee also approved a cash bonus plan for the 2006 fiscal year, which is based upon both qualitative and quantitative goals.  Bonuses to executive officers will be based upon the achievement of EFO system sales, profit before taxes and individual objectives. Executive officers will not be eligible for bonuses unless the Company meets or exceeds threshold target performance percentages of internally established EFO system sales and profit before taxes goals.  The 2006 target bonuses will be equal to 20% of the executive officer’s base compensation.

The Compensation Committee also agreed to enter into a consulting arrangement with David N. Ruckert, one of the Company’s directors.  Pursuant to this arrangement, Mr. Ruckert will provide the Company with consulting services related to the marketing of its EFO system for a period of 6 months, beginning January 1, 2006.  In exchange for these services, the Company has agreed to (i) pay Mr. Ruckert an aggregate of $60,000 and (ii) grant him options to purchase an aggregate of 50,000 shares of the Company common stock, of which 25,000 shares are to be granted prior to December 31, 2005 with the remaining 25,000 to be granted prior to July 1, 2006.

On October 9, 2005, the Board of Directors, based on the recommendations of the Compensation Committee, approved the following changes to the outside directors’ compensation:

•                  Increased the annual retainer fee for the Chairman of the Board from $12,500 to $40,000;

•                  Increased the annual retainer fee for the Chairman of the Audit Committee from $12,500 to $20,000;

•                  Established an annual retainer fee for the Chairman of the Nominating and Corporate Governance Committee of $20,000;

•                  Established an annual retainer fee for the Chairman of the Compensation Committee of $15,000; and

•                  Increased the annual retainer fee for all other non-employee directors from $10,000 to $12,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 15, 2005

FIBERSTARS, INC.

By	/s/ Robert A. Connors
Name:	Robert A. Connors
Title:	Chief Financial Officer